EXHIBIT 5.2

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

January 7, 2016

CytRx Corporation

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the filing by CytRx Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a pre-effective Amendment No. 1 to Registration Statement on Form S-3 (the “Amended Registration Statement”), including the prospectus contained therein (the “Prospectus”) relating to the offer for sale by the selling security holder named in the Prospectus (the “Selling Security Holder”) of up to 250,000 shares (the “Warrant Shares”) of the Company common stock, par value $0.0001 per share, issuable upon the exercise of the Company’s outstanding November 2013 warrants (the “Warrants”). We understand that the Warrant Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the Amended Registration Statement. For purposes of this opinion letter, we have examined and relied upon the Amended Registration Statement, the Prospectus and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The opinion expressed below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares, if and when issued upon exercise of the Warrants as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Amended Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Warrant Shares while the Amended Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC